Exhibit 10.1
September 15, 2010
Mr. Michael M. Larsen
1527 Willowbrook Lane
Villanova, Pennsylvania 19085
Dear Mr. Larsen;
This will serve to confirm our recent discussion regarding our offer to you to join Gardner Denver, Inc. as Vice President and Chief Financial Officer reporting directly to me and located at Gardner Denver’s new headquarters in the greater Philadelphia area. This offer is contingent on successful completion of a background check and acceptable results from a pre-employment drug screen. Specifically please note the following:
1.	Salary. Your annual base salary will be $450,000.

2.	Executive Annual Bonus Incentive Program. You will be eligible to participate in the Gardner Denver, Inc. Executive Annual Bonus Incentive Program, subject to the terms and conditions of the program. Your target annual incentive is 60% of your base salary. Your annual incentive payout may range from 0% to 200% (max of 120%) of your annual incentive target. Your award for the 2010 plan year will be prorated based on your start date. A minimum amount of $140,000 will be awarded to you during March 2011 based on the 2010 bonus estimate you will no longer receive as a result of your resignation from General Electric.

The specific performance objectives and measures for your annual incentive will be defined and reviewed each year and your annual incentive awards will be calculated, approved and paid after financial results have been finalized and the awards have been approved by the Board of Directors.

3.	Long Term Cash Bonus Plan (LTCB). In addition, the Compensation Committee instituted a long-term cash bonus plan in 2001, which is based on a rolling three (3) year earnings before tax (EBT) performance of the Company’s businesses. Your target long-term bonus opportunity will be 55% of base salary (with a maximum payout of 110% of base salary).

Your participation in the Long Term Cash Bonus Plan is based on your employment with Gardner Denver. You will have one full year employment participation in 2011, which is 1/3rd participation in the 2009 — 2011 LTCB plan, which will result in a 1/3rd payout of the plan in March 2012. You will have two full years employment participation in 2011 and 2012, which is 2/3rds participation in the 2010 — 2012 LTCB plan, which will result in a 2/3rds payout of the plan in March 2013. And then you will have three full years employment participation in 2011, 2012 and 2013, which is 3/3rds participation in the 2011 — 2013 LTCB plan, which will result in a 3/3rds or 100% payout of the plan in March 2014.
Note that your plan participation (1/3, 2/3, 3/3rds) does not guarantee a payout and that achievement of the plan results drive the actual payouts which can result in no payout, below or above target payouts.

Gardner Denver, Inc.	1800 Gardner Expressway	Quincy, IL 62305	217 222 5400	fax 217 223 5897
M Larsen Final Offer Letter 9-15-2010

Note that the specifics of both of the Gardner Denver bonus plans (Executive Annual Bonus Incentive Program and the Long Term Cash Bonus Plan) are determined by the Management Development and Compensation Committee of the Board of Directors (the “Compensation Committee”) on an annual basis. The criteria for achieving the annual bonus will be determined by the Compensation Committee, in its sole discretion, at its annual first quarter meeting (normally in February) and bonuses will be awarded following that meeting within a two to three week period depending on the payroll processing cycle.
4.	Equity Incentive Plan. Annually, you will be eligible to receive a restricted stock (or restricted stock unit) and stock option grant pursuant to the Company’s Long-Term Incentive Plan. Historically, these grants are determined by the Compensation Committee at it’s annual first quarter meeting (normally in February) and the Company’s stock options are granted with a strike price equal to the market close on the date of the Compensation Committee’s approval of the grant. Stock option grants vest over a three (3) year period in three (3) equal increments and are exercisable for seven (7) years. The Company’s restricted stock units vest at the end of three (3) years.

5.	Special Restricted Stock Unit Grant. In order to bridge your transition from your current employer to Gardner Denver, you will receive a special one-time award of 2,400 restricted stock units that will be granted at the market close price on October 11, 2010 or your first day of employment, whichever is later.

6.	Special Stock Options Grant. In order to bridge your transition from your current employer to Gardner Denver, you will receive a special one-time award of 7,100 stock options that will be granted at the strike price at the market close price on October 11, 2010 or your first day of employment, whichever is later.

Note, the above restricted stock units and stock options grants will have the same vesting and forfeiture requirements as other annual grants.

7.	Change in Control. As an executive of the Company, you will receive a Change in Control Agreement. This Agreement addresses adverse changes that may occur with respect to your terms and conditions of employment, including position, location, compensation and benefits, following a change of control. If, during the 24-month period following a change in control, the Company terminates your employment other than for cause, or you terminate for a good reason (i.e., relating to material changes in position, location, compensation and/or benefits), you will receive payments consistent with the prevailing Change in Control Agreement. Generally, per the current agreement at the time of this offer, you would be entitled to receive:
•	Cash payment of severance of two (2) times the sum of your base salary and bonus amount

•	To the extent not included in the executives accrued compensation, the Company will pay a pro-rata bonus amount for the year of termination, based on the executives bonus amount and

Gardner Denver, Inc.	1800 Gardner Expressway	Quincy, IL 62305	217 222 5400	fax 217 223 5897
M Larsen Final Offer Letter 9-15-2010

•	The Company will pay for the continuation of medical, dental and life insurance benefits for two (2) years.
The Executive Change in Control Agreement will be provided to you for complete review.

You will also receive an Indemnification Agreement to protect you from potential claims made against you in your capacity as an executive of the Company.

8.	Sign on Bonus. You will be eligible to receive a one-time sign on bonus in the amount of $100,000 less applicable taxes and withholding. This payment will be made to you with your regularly scheduled paycheck as soon as practicable after your start date. Should you voluntarily terminate your employment or be involuntarily terminated for cause, (violation of code of conduct), from the Company within eighteen (18) months of your date of hire, you will be required to repay the sign-on bonus payment in full.

9.	Executive Agreements.

As part of this offer you will receive a severance plan agreement with the following provisions;
a.	lump sum severance payment equal to two times the sum of your annual base salary and executive annual bonus at full target

b.	12 months of paid COBRA for Health and Welfare benefits at the coverage level prior to your termination

c.	outplacement services for up to 12 months

d.	with the following general terms and conditions (agreement will have full T&C’s);
i.	the agreement stipulates that you will receive the severance benefits only if you are involuntarily terminated for other than for cause

ii.	subject to other standard terms and conditions for the Company’s severance packages including but not limited to waiver and release and non-disclosure agreements, and

iii.	the severance agreement will expire after your second year of employment (day of your second anniversary of date of hire).
10.	Retirement Plans. As an executive of Gardner Denver, you will be eligible to participate in the Company’s Retirement Savings Plan and Supplemental Excess Defined Contribution Plan.

The Company’s Retirement Savings Plan is a tax-qualified 401(k) retirement savings plan. You will be eligible to contribute from 1% to 100% of compensation tax deferred to this plan up to the IRS limit (2010 = $16,500 pre-tax limit plus $5,500 pre-tax catch-up if age 50 or older). The Company matches the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $.50 for each $1. The Company match is contributed in the form of our common stock, but you will have the right to diversify out of Company common stock into other fund alternatives, subject to applicable securities law requirements. You will also receive a non-elective Company contribution equal to 4% of compensation up to the Social Security wage limit (2010 = $106,800) base plus 8% of compensation that exceeds the Social Security wage base up to the IRS limit (2010 =

Gardner Denver, Inc.	1800 Gardner Expressway	Quincy, IL 62305	217 222 5400	fax 217 223 5897
M Larsen Final Offer Letter 9-15-2010

$245,000). All employee and company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after three (3) years of employment.

In addition to the Retirement Savings Plan, you will be eligible to participate in the Supplemental Excess Defined Contribution Plan. The Supplemental Plan provides you the opportunity to continue to be credited with contributions on a pre-tax basis beyond the IRS limits that apply to the Gardner Denver Retirement Savings Plan. The Company matching contributions in this Plan are made at the same rate as in the Retirement Savings plan described above. You will also receive a non-elective Company contribution equal to 12% of compensation that exceeds the IRS limit (2010 = $245,000). All employee and Company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after three (3) years of employment.

11.	Long-Term Care Insurance Program. The Compensation Committee adopted a Long-Term Care Insurance program for Executives in 2004. The Company will pay for your premium payments under this Program for ten (10) years. It provides lifetime benefit protection of $300 per day and increases each year after 2005 at the lesser of the CPI or 5%.

12.	Additional Executive Benefits. As an executive of Gardner Denver, you will also be eligible for the following benefits: (a) annual tax planning and tax return preparation services by an external financial planning services company, (currently Rubin Brown); (b) estate planning services (every five (5) years); (c) executive retirement planning in connection with your retirement from Gardner Denver; (d) required annual executive physical examinations; (e) executive long-term disability insurance; and (f) participation in the charitable donations matching gifts program that matches your charitable donations up to $2,500 annually.

13.	Health and Medical Insurance Coverage. You will also be eligible for other benefits coverage including medical, dental, and life insurance and disability. A brief summary of these benefit programs will be provided to you. Gardner Denver Benefits plan coverage year begins on April 1st and ends on March 31st.

14.	Vacation. You will be eligible for four (4) weeks of vacation per year.

15.	Start Date: Your start date will be October 11th 2010 or earlier.

Gardner Denver, Inc.	1800 Gardner Expressway	Quincy, IL 62305	217 222 5400	fax 217 223 5897
M Larsen Final Offer Letter 9-15-2010

Michael, I am very excited by the prospect of your acceptance of this offer to become a part of the Gardner Denver team. Clearly, you can make a positive contribution to our goal of growing the Company into a larger and more profitable organization. Please acknowledge your acceptance of this offer by signing and dating this letter on the space provided below and faxing it back to Armando L. Castorena, Vice President Human Resources at (217) 223-5897 or email a pdf of the signed offer letter to armando.castorena@gardnerdenver.com
If you have any questions regarding any of the matters described in this letter, please do not hesitate to contact me.

Sincerely,

/s/ Barry L. Pennypacker Barry L. Pennypacker
President & Chief Executive Officer

I have read and accept this offer of employment and agree to the terms and conditions.

ACCEPTED AND AGREED:

/s/ Michael M. Larsen
Michael M. Larsen

Date:	9/17/10

Gardner Denver, Inc.	1800 Gardner Expressway	Quincy, IL 62305	217 222 5400	fax 217 223 5897
M Larsen Final Offer Letter 9-15-2010